                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Piedmont Natural Gas Company, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              PIEDMONT NATURAL GAS
                                 COMPANY, INC.

                    1915 REXFORD ROAD/POST OFFICE BOX 33068
                        CHARLOTTE, NORTH CAROLINA 28233

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                      AND

                                PROXY STATEMENT

                                 ANNUAL MEETING
                               FEBRUARY 27, 1998

                       PIEDMONT NATURAL GAS COMPANY, INC.
                               1915 REXFORD ROAD
                             POST OFFICE BOX 33068
                        CHARLOTTE, NORTH CAROLINA 28233

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 27, 1998

     The Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc. (the "Company"), will be held at the Executive Offices of the Company, 1915 Rexford Road, Charlotte, North Carolina, on February 27, 1998, at 9:30 a.m., E.S.T., for the following purposes:

          1. To elect three Directors, each to serve for a term of three years (Proposal A);

          2. To ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B); and

          3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on January 14, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Accordingly, only holders of Common Stock of record on such date will be entitled to vote at the Meeting.

                                          By order of the Board of Directors,

                                          Martin C. Ruegsegger
                                          Vice President, Corporate Counsel and
                                          Secretary

January 28, 1998

THE FORM OF PROXY IS ENCLOSED TO ENABLE YOU TO VOTE YOUR SHARES AT THE MEETING. YOU ARE URGED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, TO COMPLETE, SIGN, DATE AND RETURN THE PROXY PROMPTLY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                       PIEDMONT NATURAL GAS COMPANY, INC.
                               1915 REXFORD ROAD
                             POST OFFICE BOX 33068
                        CHARLOTTE, NORTH CAROLINA 28233

                                PROXY STATEMENT

     The following information is furnished in connection with the Annual Meeting of Shareholders (the "Meeting") of Piedmont Natural Gas Company, Inc. (the "Company"), to be held at the Company's executive offices in Charlotte, North Carolina, on February 27, 1998, and was first mailed to shareholders on or about January 28, 1998. The notice is set forth on the front page of this Proxy Statement. The Company's principal executive offices are located at 1915 Rexford Road, Charlotte, North Carolina 28211, and its telephone number is 704-364-3120.

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of the Company, personally or by telephone or facsimile, none of whom will be separately compensated for such activities. The Company has retained W.F. Doring & Co. to assist in the solicitation of proxies in the same manner for an estimated fee of $4,000, plus reimbursement of out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries who are record holders of shares of Common Stock for the forwarding of proxy materials to the beneficial owners of such shares, and the Company will reimburse them for their expenses.

     The Company had issued and outstanding on January 14, 1998, 30,298,404 shares of Common Stock, which shares constitute the only class of stock which is entitled to notice of and to vote at the Meeting. Only holders of Common Stock of record at the close of business on January 14, 1998, will be entitled to notice of and to vote at the Meeting, one vote for each share of stock.

     The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting will constitute a quorum. Since many shareholders cannot attend the Meeting, it is necessary that a large number be represented by proxy. The Board has accordingly designated proxyholders to represent those shareholders who cannot be present in person and who desire to be so represented.

     The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. However, shareholders who sign proxies have the right to revoke them at any time before they are voted by filing with the Vice President, Corporate Counsel and Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     As of January 14, 1998, no shareholder was known by management to own of record or beneficially more than 5% of the outstanding Common Stock.

                            PURPOSES OF THE MEETING

     At the Meeting, the shareholders will consider and vote upon the following matters:

          1. The election of three Directors, each of whom would serve for a term of three years or until their successors are duly elected and qualified (Proposal A);

          2. The ratification of the action of the Board in selecting Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B); and

          3. Such other business as may properly come before the Meeting or any adjournment(s) thereof.

     The enclosed form of proxy provides a means for any shareholder to direct the proxyholders to vote for all nominees for election to the Board or to withhold authority to vote for any one or more or all of the nominees. A shareholder may also vote for or against or may abstain from voting on Proposal
B. If the enclosed proxy is properly marked, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions thereon. If no instructions are given, the proxy will be voted for the nominees named herein for election to the Board and for the ratification of the selection by the Board of independent auditors for the current fiscal year. Should other matters properly come before the Meeting, the proxyholders will vote the proxies thereon in accordance with their best judgment.

     Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Meeting. With respect to election of Directors and ratification of auditors, abstentions and broker non-votes will not affect the election results, so long as a quorum is present.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH SHAREHOLDER VOTE FOR EACH PROPOSAL.

                                   PROPOSAL A

                             ELECTION OF DIRECTORS

     The By-Laws of the Company provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board, but shall not be less than nine. The Articles of Incorporation divide the Board into three classes, designated Class I, Class II and Class III, with one class standing for election each year for a three-year term. The Articles provide that each class shall consist as nearly as possible of one-third of the total number of directors constituting the entire Board.

     Jerry W. Amos, John H. Maxheim and Walter S. Montgomery, Jr., whose terms expire at the Meeting, are standing for reelection for three-year terms. All these nominees have been previously elected by the shareholders. In the absence of instructions to the contrary, it is intended that the shares covered by the accompanying proxy will be voted for the election of Messrs. Amos, Maxheim and Montgomery as directors in Class III to serve three-year terms expiring in 2001. The election of directors requires a plurality of the votes cast at the Meeting. If all nominees are elected, the Board will consist of eleven members.

     The Board does not know of any nominee or nominees who will be unable or unwilling to serve, but if any of them should be unable to serve, the proxies will be voted under discretionary authority for a substitute or substitutes designated by the Board, unless appropriate action has been taken to provide for a lesser number of directors.

     The following sets forth certain information concerning each person nominated for election as a director and each person whose term of office as a director will continue after the Meeting:

                                       DIRECTOR OF THE          BUSINESS EXPERIENCE DURING PAST
                NAME                    COMPANY SINCE           FIVE YEARS AND OTHER INFORMATION
                ----                   ---------------          --------------------------------
NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2001:

Jerry W. Amos                               1978        Age 59. Partner in the law firm of Amos,
                                                        Jeffries & Robinson, L.L.P., Greensboro, North
                                                        Carolina, and General Counsel to the Company.
                                                        Prior to October 1994, Mr. Amos was a partner in
                                                        the law firm of Brooks, Pierce, McLendon,
                                                        Humphrey & Leonard, L.L.P.
John H. Maxheim                             1979        Age 63. Chairman of the Board, President and
                                                        Chief Executive Officer of the Company,
                                                        Charlotte, North Carolina. Mr. Maxheim is also a
                                                        director of the Southern Region Board of
                                                        Wachovia Bank of North Carolina, N.A., and Conso
                                                        Products Company.
Walter S. Montgomery, Jr.                   1973        Age 68. President and Treasurer and Chief
                                                        Executive Officer of Spartan Mills (textile
                                                        manufacturer), Spartanburg, South Carolina. Mr.
                                                        Montgomery is also a director of M.S. Bailey &
                                                        Son, Allendale Insurance Company (Advisory
                                                        Board), Spartan Mills and Montgomery Industries.
DIRECTORS CONTINUING IN OFFICE UNTIL 1999:
Muriel W. Helms                             1993        Age 56. President of the Charlotte Area of
                                                        Prudential Carolinas Realty (real estate),
                                                        Charlotte, North Carolina.
Ned R. McWherter                            1995        Age 67. Former Governor of the State of
                                                        Tennessee, Dresden, Tennessee. Mr. McWherter is
                                                        also a director of Coca-Cola Bottling Co.
                                                        Consolidated, Phoenix Healthcare Corporation,
                                                        Volunteer Express, Inc., and SunTrust Bank.
Donald S. Russell, Jr.                      1966        Age 59. Attorney at Law, Columbia, South
                                                        Carolina. Mr. Russell is also a director of
                                                        Jefferson-Pilot Corporation.
John E. Simkins, Jr.                        1966        Age 59. Retired, Westinghouse Electric
                                                        Corporation, Cockeysville, Maryland. From 1996
                                                        through 1997, Mr. Simkins was Deputy State
                                                        Director, Maryland Small Business Development
                                                        Center Network. From 1993 through 1995, he was
                                                        Program Planning Manager, Airborne Surveillance
                                                        Division, Westinghouse Electric Corporation
                                                        (electronics products and services).

                                       DIRECTOR OF THE          BUSINESS EXPERIENCE DURING PAST
                NAME                    COMPANY SINCE           FIVE YEARS AND OTHER INFORMATION
                ----                   ---------------          --------------------------------
DIRECTORS CONTINUING IN OFFICE UNTIL 2000:
C.M. Butler III                             1991        Age 54. Attorney and consultant in financial and
                                                        regulatory affairs, Houston, Texas. Mr. Butler
                                                        is also a director of Equity Compression
                                                        Services, Inc.
Sam J. DiGiovanni                           1988        Age 69. Former Partner in Arthur Andersen & Co.
                                                        (certified public accountants), Chicago,
                                                        Illinois.
John W. Harris                              1997        Age 50. President of The Harris Group
                                                        (commercial real estate and investment
                                                        management), Charlotte, North Carolina. Mr.
                                                        Harris is also a director of USAirways and
                                                        Virginia Power Company.
John F. McNair III                          1984        Age 70. Retired President and Chief Executive
                                                        Officer of Wachovia Bank of North Carolina,
                                                        N.A., and Wachovia Corporation of North
                                                        Carolina, Winston-Salem, North Carolina. Mr.
                                                        McNair is also Chairman of the Research Triangle
                                                        Foundation and Chairman of Old Salem, Inc.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended October 31, 1997, the Board held four meetings. All Directors attended 75% or more of the aggregate meetings of the Board and committees of the Board on which they served.

COMMITTEES OF THE BOARD

     The Board has several standing committees, including an Audit Committee, a Compensation Committee and a Nominating Committee.

     The members of the Audit Committee are Sam J. DiGiovanni (Chairman), C.M. Butler III, Ned R. McWherter and John E. Simkins, Jr. The Committee met twice during the fiscal year. The Audit Committee recommends to the Board the engagement of the independent auditors, reviews the arrangements for and scope of the audit, reviews internal auditing procedures and the adequacy of internal controls, and reviews the reports submitted by the independent auditors.

     The members of the Compensation Committee are John F. McNair III (Chairman), Sam J. DiGiovanni, John W. Harris and Walter S. Montgomery, Jr. John
H. Maxheim is an ex officio member. The Committee met once during the fiscal year. The Compensation Committee oversees compensation policies and programs, including administration of the Executive Long-Term Incentive Plan. It also recommends to the Board the salaries and other compensation of elected officers and Directors and reviews executive development and management succession plans.

     The members of the Nominating Committee are Jerry W. Amos (Chairman), John
H. Maxheim, John W. Harris, John F. McNair III and Donald S. Russell, Jr. The Committee met once during the fiscal year. The Nominating Committee recommends to the Board nominees to fill vacancies on the Board as they occur and recommends candidates for election as directors at annual meetings of shareholders. The Committee will consider nominees recommended by shareholders upon submission in writing to the Vice President, Corporate Counsel and Secretary of the Company of the names of such nominees, together with their qualifications for service and evidence of their willingness to serve. Such nominations to the Board must be made at least sixty days prior to the shareholders' meeting at which the election of directors will take place.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company or its affiliated companies are paid an annual retainer for Board service of $20,000, an attendance fee of $750 for each Board meeting attended and an attendance fee of $500 for each committee meeting attended, in addition to reimbursement for expenses incurred in attending such meetings. If a Director elects to invest any of his or her director fees in the Dividend Reinvestment and Stock Purchase Plan (the "DRIP"), the Company will match 25 percent of such fees for investment in the DRIP. Directors who are employees receive no additional compensation for their services as Directors.

     A non-employee Director who shall have served more than ten continuous years on the Board is entitled to receive on retirement from the Board at any age, an annual retirement benefit equal to the annual retainer fee in effect at the time of his or her retirement, which retirement benefit will continue for life. Should a non-employee Director die before ten years have elapsed from the retirement date of that Director from the Board, a retirement benefit shall be paid to the Director's designated beneficiary(s) in an amount equal to the annual retainer fee in effect at the time of the Director's retirement for the remaining portion of the ten-year period following the retirement date of that Director from the Board. Should a non-employee Director die while serving on the Board, the Director's previously designated beneficiary(s) shall be paid ten times the annual retainer fee that is in effect at the date of such Director's death.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Amos, Jeffries & Robinson, L.L.P., a limited liability partnership, received $586,039 for legal services performed for the Company during the 1997 fiscal year. This law firm is expected to continue to perform such services during the current fiscal year. Jerry W. Amos, a Director and General Counsel to the Company, is a partner in this law firm.

     Transactions involving this law firm and the Company were made in the ordinary course of business and, in the opinion of management, were on substantially the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS FOR THE TERMS STATED.

                                   PROPOSAL B

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Deloitte & Touche LLP, independent auditors, to serve as the independent auditors of the Company for the fiscal year ending October 31, 1998. Deloitte & Touche LLP has acted as the independent auditors of the Company since 1951. Although not required to submit this selection to the shareholders for ratification, the Directors believe it is desirable that an expression of shareholder opinion be solicited.

     Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     If a majority of the shares of Common Stock represented at the Meeting is voted against ratification of the selection of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned, as of December 14, 1997, by each Director and nominee, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group:

                                                          AMOUNT AND NATURE         PERCENT OF
              NAME OF BENEFICIAL OWNER                OF BENEFICIAL OWNERSHIP(1)     CLASS(2)
              ------------------------                --------------------------    ----------
DIRECTORS
Jerry W. Amos.......................................            58,813(3)                --
C. M. Butler III....................................             1,500                   --
Sam J. DiGiovanni...................................             7,015(3)(4)             --
John W. Harris......................................             1,000                   --
Muriel W. Helms.....................................               931(3)(5)             --
John H. Maxheim.....................................           141,344(3)(6)             --
John F. McNair III..................................             7,128(3)                --
Ned R. McWherter....................................             2,574(3)                --
Walter S. Montgomery, Jr............................             2,614(3)(8)             --
Donald S. Russell, Jr...............................            70,624                   --
John E. Simkins, Jr.................................             2,709(3)                --
EXECUTIVE OFFICERS
David J. Dzuricky...................................             1,773                   --
Ray B. Killough.....................................            26,493(6)                --
Ware F. Schiefer....................................            29,443(6)(8)             --
Thomas E. Skains....................................             1,880(3)                --
All Directors and Executive Officers as a Group (31
  persons)..........................................           545,266(3)(6)             --

---------------

(1) Unless otherwise indicated, each person listed has sole voting and investment power.
(2) For all Directors, the number of shares shown represents less than 1% of the outstanding Common Stock. The number of shares beneficially owned by all Directors and executive officers as a group represents less than 2% of the outstanding Common Stock.
(3) The number of shares shown includes those credited to participants' accounts under the DRIP.
(4) Includes 3,592 shares held by Mr. DiGiovanni in joint tenancy with his spouse.
(5) Includes 93 shares held in trust of which Ms. Helms is trustee.
(6) The number of shares shown includes those credited to participants' accounts under the Employee Stock Ownership Plan.
(7) Includes 1,544 shares held in trust of which Mr. Montgomery is a co-trustee.
(8) Includes 864 shares held by Mr. Schiefer in joint tenancy with his spouse.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following Summary Compensation Table sets forth a summary of the compensation paid to the Company's Chief Executive Officer and to the four other most highly compensated executive officers in the three fiscal years ended October 31, 1997, 1996 and 1995:

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                ANNUAL COMPENSATION         PAYOUTS
                                             --------------------------   ------------
                                                         OTHER ANNUAL         LTIP          ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY    COMPENSATION(1)     PAYOUTS      COMPENSATION(2)
---------------------------           ----   --------   ---------------     -------      ---------------
John H. Maxheim.....................  1997   $447,115      $111,669         $436,224        $132,446
  Chairman of the Board, President    1996    423,846       126,392          400,802         123,427
  and Chief Executive Officer         1995    413,269        87,822          334,371         107,750
Ware F. Schiefer....................  1997    223,308        42,381          147,477          44,969
  Executive Vice President            1996    208,154        47,128          135,509          50,987
                                      1995    190,077        30,246          113,049          47,673
Ray B. Killough.....................  1997    192,308        31,518           91,334          14,808
  Senior Vice                         1996    182,308        34,195           83,916          14,441
  President -- Operations
                                      1995    170,962        19,167           70,007          17,181
Thomas E. Skains....................  1997    187,500        30,632               --          11,499
  Senior Vice President -- Gas        1996    174,692       242,251               --          19,004
  Supply and Services                 1995     85,673        35,301               --           4,970
David J. Dzuricky...................  1997    182,115        27,652               --          20,164
  Senior Vice President -- Finance    1996    167,115       256,580               --          21,469
                                      1995    101,021        17,061               --           5,977

---------------

(1) These amounts for 1997 consist of payments of dividend equivalents on units awarded, but not yet distributed, under the 1986 Executive Long-Term Incentive Plan.
(2) These amounts for 1997 consist of the following:

                                   Maxheim    Schiefer   Killough   Skains    Dzuricky
                                   --------   --------   --------   -------   --------
Insurance premiums plus assumed
  income tax liabilities under
  the Supplemental Executive
  Benefit Plan (SEBP)............  $75,196    $25,819    $10,058    $ 6,749   $15,033
Salary continuation accruals
  under the SEBP.................   52,500     14,400         --         --        --
Company contributions to the
  Salary Investment Plan.........    4,750      4,750      4,750      4,750     5,131

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-OF-CONTROL
ARRANGEMENTS

     On February 26, 1993, Mr. Maxheim entered into a four-year employment agreement with the Company, effective December 1, 1992 (the "Commencement Date"), at an initial base salary of $385,000 per annum. On each anniversary of the Commencement Date, the then remaining term is automatically extended for an additional year, unless the Company or Mr. Maxheim gives notice of termination of such renewal 90 days prior to such anniversary date; provided, however, that the term of the agreement shall not extend beyond Mr. Maxheim's 65th birthday. Mr. Maxheim's base salary agreement is subject to review and increase annually by the Board. The agreement contains a covenant not to compete with the Company or its subsidiaries for the term of the agreement and for two years after termination of the agreement, except in the case of termination without "cause," as defined therein, by the Company.

     Mr. Maxheim's employment agreement shall be terminated by his death or total permanent disability and may be terminated for cause by the Company or upon 60 days' notice by Mr. Maxheim. Mr. Maxheim's compensation would continue to be paid through the end of the month in which his death occurred, through the effective date of his voluntary termination of employment (except in connection with a "Change in Control"), and for 90 days following the date of a determination of total permanent disability. If terminated for cause, Mr. Maxheim would be entitled to no payments of compensation after the date of termination.

     In the event Mr. Maxheim's employment is terminated by the Company without cause, the nature of his duties is diminished after a Change in Control of the Company, or he voluntarily terminates his employment upon certain changes in his rights or duties after a Change in Control whether or not approved by the Board, he will be entitled to receive his annual base salary (which base salary automatically shall be increased 10% per annum in the event of a Change in Control) and all amounts which he may be or may become entitled to receive under any bonus or incentive plan for the remainder of the term of the agreement. He also will continue to be eligible to participate in other benefit plans of the Company for the remainder of the term of the agreement. Upon such a Change in Control that has not been approved by the requisite vote of the Board, the then remaining term of the agreement is automatically extended for a four-year period. In the event Mr. Maxheim is terminated by the Company without cause within twelve months after a Change in Control, he is entitled to receive in a lump sum all base salary (including automatic increases resulting from the Change in Control), incentive compensation and bonuses payable to him over the remaining term of the agreement. Under the agreement, should any dispute arise between Mr. Maxheim and the Company regarding the terms of the agreement, whether in formal legal proceedings or otherwise, the Company must reimburse him for all his costs and expenses should he prevail in such dispute.

     On May 31, 1996, Ware F. Schiefer, David J. Dzuricky, Ray B. Killough and Thomas E. Skains, senior executive officers of the Company, entered into employment agreements (the "Agreements") with the Company. The Board had previously determined that the continued retention of the services of these officers on a long-term basis was in the best interest of the Company in that it promoted the stability of senior management, it enabled the Company to retain the services of a well-qualified officer with extensive contacts in the natural gas industry, and it secured the continued services of the officer notwithstanding any change in control of the Company.

     The term of employment under the Agreement for Mr. Schiefer is for a two-year period commencing on June 1, 1996, and the term of employment under each Agreement for Messrs. Dzuricky, Killough and Skains is for a one-year period commencing June 1, 1996. All such Agreements shall automatically be extended to a full one-year period, in the case of Mr. Schiefer, a two-year period, on each successive day during the term of each Agreement. If written notice from the Company or the officer is delivered to the other party advising the other party that the Agreement is not to be further extended, then the Agreement is terminated on the first anniversary of the date of notice or, in the case of Mr. Schiefer, on the second anniversary of the date of notice. No extension shall allow the Agreements to extend beyond the date on which the officer reaches 65 years of age.

     Each officer's base salary may be increased from time to time by the Board as reflected by the duties required of the officer. Each Agreement contains a covenant not to compete with the Company or its subsidiaries for the term of the Agreement without prior written consent of the Company.

     Each Agreement shall be terminated upon the death or total permanent disability of the officer. Compensation would continue to be paid through the end of the month in which the officer died, through the effective date of the officer's voluntary termination of employment (except in connection with a "Change in Control"), and for 90 days following. If terminated for cause, the officer would not be entitled to receive compensation or other benefits (other than vested benefits) after the date of termination. In the event of involuntary termination of the officer's employment with, or at any time following, any Change of Control, or in the event of voluntary termination by the officer in connection with, or within 12 months after (in the case of Mr. Schiefer, 24 months after) any Change in Control, the officer shall be paid the following amount for a period of 12 months (in the case of Mr. Schiefer, 24 months) from the effective date of termination or until such time as the officer reaches 65 years of age, whichever is less: (a) base salary plus (b) all amounts to which the officer may be or may become entitled to receive under any incentive or bonus plan, plus(c) participation in all welfare benefit plans, practices, policies and programs at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time during the 90-day period preceding the officer's termination and with the costs of such benefits paid in the same manner as prior to termination. Finally, should any dispute arise between the officer and the Company regarding the terms of the Agreement, whether in formal legal proceedings or otherwise, the Company must reimburse the officer for all the officer's costs and expenses should the officer prevail in such dispute.

RETIREMENT PLAN

     The Company maintains a defined benefit plan (the "Retirement Plan") which covers all full-time employees upon attainment of age 21 and completion of one year of service, or attainment of age 30. The full cost of the Retirement Plan is paid by the Company. Benefits under the Retirement Plan become fully vested prior to normal retirement age upon the completion of five years of service, and are determined by a step-rate formula which utilizes the participant's covered compensation, final average earnings and credited years of service.

     In the event of retirement at or after age 65, the average Retirement Plan participant with maximum credited service of 35 years is, in general, entitled to an annual pension for life in an amount which, when added to primary Social Security benefits, will equal approximately 75% of the participant's average annual compensation during the five consecutive years of the last ten years prior to retirement during which the participant received his or her highest compensation. Benefits are also provided under the Retirement Plan in the event of early retirement at or after age 55 with ten years of credited service and in the event of retirement for disability.

     The persons named in the Summary Compensation Table above are participants in the Retirement Plan which provides for fixed benefits computed on an actuarial basis for all covered employees. The amount of the contribution, payment or accrual by the Company with respect to a specified person under the Retirement Plan cannot readily be separately or individually calculated. For the 1997 fiscal year, aggregate contributions to the Retirement Plan amounted to 5.59% of participants' payroll.

     Based upon current remuneration of the individuals named in the Summary Compensation Table and their expected credited years of service at normal retirement age (65), the estimated annual retirement benefits payable upon retirement to each of the named individuals and their credited years of service as of

October 31, 1997, are as follows: Mr. Maxheim, $103,967, 19 years; Mr. Schiefer, $87,758, 32 years; Mr. Killough, $81,776, 24 years; Mr. Skains, $75,266, two years; and Mr. Dzuricky, $72,489, two years.

     The amounts shown in the following table are those payable in the event of retirement at age 65 on December 31, 1997. The table illustrates the estimated normal annual retirement benefits payable under the Retirement Plan for the specified remuneration and years of service classifications. The amounts shown do not reflect reductions which would result from joint and survivor elections.

                                                              ANNUAL BENEFITS UPON RETIREMENT
                                                              WITH YEARS OF SERVICE INDICATED
                                                              -------------------------------
FINAL AVERAGE ANNUAL EARNINGS                                   15          25          35
-----------------------------                                 -------    --------    --------
$150,000....................................................  $52,942    $ 73,972    $ 80,737
 200,000....................................................   68,064      99,823     109,149
 250,000....................................................   78,072     117,953     125,000
 300,000....................................................   78,072     117,953     125,000
 350,000....................................................   78,072     117,953     125,000
 400,000....................................................   78,072     117,953     125,000
 450,000....................................................   78,072     117,953     125,000

     The Employee Retirement Income Security Act of 1974 places certain limitations on benefits which may be paid under qualified plans. Current law limits the amount payable in 1997 under a defined benefit plan to $125,000 and limits compensation used in 1997 for determining benefits to $160,000 per year.

              COMPARISONS OF CUMULATIVE TOTAL SHAREHOLDER RETURNS

     The following performance graph compares the Company's cumulative total shareholder return from October 31, 1992, through October 31, 1997 (a five-year period), to that of the Standard & Poor's 500 Stock Index, a broad market index ("S & P 500"), and to that of the Standard & Poor's Natural Gas Index, an index of natural gas utility companies (the "S & P Natural Gas").

     The graph assumes that the value of an investment in Common Stock and in each index was $100 on October 31, 1992, and that all dividends were reinvested. Stock price performances shown on the graph are not indicative of future price performances.

               COMPARISONS OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                   VALUE OF $100 INVESTED AT OCTOBER 31, 1992

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)          PNG         S&P 500       INDUSTRY**
1992                                 100           100            100
1993                                 134           115            123
1994                                 112           119            117
1995                                 129           151            134
1996                                 151           187            195
1997                                 181           247            219

** S&P Natural Gas Utility Index

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors provides overall guidance in the development of the Company's executive compensation programs, including its Employee Salary Administration Plan and Executive Long-Term Incentive Plan. During 1997, the Committee was composed of four outside directors. The Committee reviews the Performance Management Program for salaried employees, the chief executive officer's compensation level, and other officer compensation levels. In addition, the Committee evaluates the performance of management and considers management succession and related matters. To assist the Committee in its review and evaluations, independent compensation consultants are periodically retained to confirm the competitiveness of the Company's compensation policies and practices.

     The goals of the Compensation Committee are 1) to create compensation packages for officers and key executives which will attract and retain persons of outstanding ability and 2) to reward those officers and key executives for superior corporate performance as measured by the Company's financial results and strategic achievements, and provide a greater incentive for the officers and key managers to make material contributions to the success of the Company, its shareholders and the service it provides to its customers.

     Executive compensation at the Company for 1997 was comprised primarily of two elements: 1) base salary and 2) long-term incentive awards. The relative levels of base salary for the Company's officers are designed to reflect each officer's scope of responsibility and accountability within the Company. To determine the necessary amounts of base salary to attract and retain top quality management, the Compensation Committee reviews comparable salary and other compensation arrangements in effect at comparable local natural gas distribution companies as well as a large number of industrial organizations. The compensation policy of the Company, endorsed by the Committee, is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. A portion of an officer's compensation therefore, is "at risk" through long-term incentive compensation. Target levels, depending upon management responsibilities, can amount to approximately 30 to 50 percent of average annual salary compensation. Over time, the compensation policy of the Company continues to place less emphasis on base salary and greater emphasis on variable, performance-related long-term incentive compensation. The goal of this policy is to further align the interests of management with the interests of shareholders.

     Regarding base salary compensation, the compensation for each of the five highest paid officers for 1997 has been reviewed and has been found to be reasonable in view of the Company's performance, as compared to executives in similarly situated positions in peer group companies and the contribution of those officers to the established performance standards.

     The aforementioned compensation policy which places "at risk" certain compensation has been implemented through adoption of an executive long-term incentive plan. The Board of Directors and shareholders first approved such a plan in 1986. According to the terms of that 1986 plan, no more units can now be issued. In 1996, the Board of Directors adopted a substantially similar executive long-term incentive plan that was approved by the shareholders in 1997. Under this new plan, as in the old plan, units (consisting of a combination of shares of Common Stock and cash) may be awarded by the Board to eligible participants and, depending upon the levels of financial performance and customer satisfaction achieved by the Company during a performance period, distribution of those awards may be made. Awards are based on achievement of pre-established internal measures and performance standards. The new plan requires that a minimum threshold must be achieved in order for any award to be made.

     For example, in 1994 under the previous incentive plan, the Board of Directors, at the recommendation of the Compensation Committee, adopted a five-year performance period program that is currently in effect where the financial performance target is an average 6% compounded, average increase in net after-tax earnings. If this target is achieved, an award of the units may be granted by the Board to eligible executives and distributed over a three-year period. If performance exceeds targeted performance goals, then up to 120% of the units may be awarded as determined by the Board of Directors. Under the new incentive plan, the Compensation Committee plans to recommend to the Board that similar performance programs be adopted for the "at risk" component of executive compensation.

     The general executive compensation policies described above also apply to the recommendations made by the Compensation Committee and approved by the Board (other than Mr. Maxheim) with respect to the 1997 compensation for Mr. Maxheim as the Company's Chairman of the Board, President and Chief Executive Officer. The 1997 base salary for Mr. Maxheim was based principally on his rights under his employment agreement with the Company dated February 26, 1993, as described in the Company's proxy statement. In light of the previous decisions of the Board of Directors, the employment agreement established Mr. Maxheim's minimum annual base salary at $450,000 for 1997. This amount had been increased $25,000 from his base salary in 1996 in recognition of the officer's overall performance and in recognition under his leadership which contributed to an increase in value of the Company's common stock at an annual compound return of 16% over the past five years. Mr. Maxheim is also eligible for awards of units under the Executive Long-Term Incentive Plan.

Submitted by the Compensation Committee

John F. McNair III, Chairman
Sam J. DiGiovanni
John W. Harris
Walter S. Montgomery, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Maxheim is an ex officio member of the Compensation Committee. As an ex officio member, he participates in the discussions of the Committee but does not vote on Committee actions. Moreover, he does not participate in and is not present during the Committee's deliberations upon compensation matters related to him.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Directors, executive officers and persons who own more than 10% percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from Directors and executive officers, the Company believes that during the 1997 fiscal year, its Directors and executive officers complied with all applicable Section 16(a) filing requirements.

               PROPOSALS FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

     Any shareholder proposal intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Vice President, Corporate Counsel and Secretary at the Company's executive offices no later than September 25, 1998, in order to be considered for inclusion in the Proxy Statement for such meeting.

                                 OTHER BUSINESS

     The Board and management do not know of any other matters to be presented at the Meeting. If other matters do properly come before the Meeting, it is intended that the persons named in the accompanying form of proxy will vote the proxies in accordance with their best judgment. The form of proxy confers discretionary authority to take action with respect to any additional matters which may come before the Meeting.

                                 MISCELLANEOUS

     The Annual Report of the Company for the 1997 fiscal year, which includes audited financial statements, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of the Proxy Statement or a solicitation of proxies.

     Upon written request of a shareholder, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the fiscal year, including financial statements and schedules thereto, required to be filed with the SEC. Requests should be directed to: Martin C. Ruegsegger, Vice President, Corporate Counsel and Secretary, Piedmont Natural Gas Company, Inc., Post Office Box 33068, Charlotte, North Carolina 28233.

     Shareholders are respectfully urged to complete, sign, date and return the accompanying form of proxy in the enclosed envelope. Your prompt response will be appreciated.

                                          By order of the Board of Directors,

                                          Martin C. Ruegsegger
                                          Vice President, Corporate Counsel and
                                          Secretary

January 28, 1998

                                                                  APPENDIX A

                       PIEDMONT NATURAL GAS COMPANY, INC.

         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 27, 1998
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints John H. Maxheim, John F. McNair III and Walter S. Montgomery, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc., to be held February 27, 1998, and at any adjournment or adjournments thereof, as follows:

    The Board of Directors recommends a vote FOR the following proposals:

A.  ELECTION OF DIRECTORS

    [ ]  FOR the nominees listed below                         [ ]  WITHHOLD AUTHORITY to vote for all
         (except as indicated to the contrary below)                nominees listed below

          Jerry W. Amos, John H. Maxheim and Walter S. Montgomery, Jr.

(To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------
B.  RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

                (Continued and to be signed on the reverse side)

                          (Continued from other side)

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals A and B.

                                             Dated:                       ,1998
                                                   -----------------------

                                             ---------------------------------
                                                       Signature

                                             ---------------------------------
                                              Signature (if held jointly)

                                             Please sign exactly as name
                                             appears hereon, date and
                                             return in the enclosed
                                             business reply envelope. Joint
                                             owners should each sign
                                             personally. Corporation
                                             proxies should be signed by an
                                             authorized officer. Executors,
                                             administrators, trustees,
                                             etc., should so indicate when
                                             signing.